Exhibit 1

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1 – Name and Address of Company

Cameco Corporation (“Cameco”)

2121 – 11th Street West

Saskatoon, Saskatchewan S7M 1J3

Item 2 – Date of Material Change

April 13, 2020

Item 3 – News Release

The news release relating to the material change described in this report was issued by Cameco via Intrado GlobeNewswire on Monday, April 13, 2020. A copy of the news release has been filed on SEDAR and is available at www.sedar.com.

Item 4 – Summary of Material Change

On April 13, 2020 Cameco announced that it will be extending the previously announced temporary production suspension at the Cigar Lake uranium mine in northern Saskatchewan for an indeterminate period as the effects of the global COVID-19 pandemic persist. Cameco also announced that it is withdrawing its outlook for 2020.

Item 5 – Full Description of Material Change

On April 13, 2020 Cameco announced that it will be extending the previously announced temporary production suspension at the Cigar Lake uranium mine in northern Saskatchewan until further notice as the effects of the global COVID-19 pandemic persist. Cameco had announced on March 23, 2020 that the Cigar Lake operation was being placed in safe care and maintenance mode for four weeks, during which it would assess the status of the situation and determine whether to restart the mine or extend the production suspension.

With the impacts of COVID-19 continuing to escalate, Cameco has determined that the Cigar Lake workforce will need to remain at its current reduced level for a longer duration. The precautions and restrictions put in place by federal and provincial governments, the increasing significant concern among leaders in the remote isolated communities of northern Saskatchewan, and the challenges of maintaining the recommended physical distancing at fly-in/fly-out sites with a full workforce were critical factors Cameco considered in reaching its decision. Cameco will therefore keep the facility in safe care and maintenance for an indeterminate period, and will monitor the situation on a continual basis to determine when a safe, sustainable restart is possible.

Cigar Lake ore is processed at Orano Canada Inc.’s McClean Lake mill, which is also presently in care and maintenance. Orano has also decided to extend the temporary production suspension at its McClean Lake mill.

In connection with the extension of the temporary production suspension at Cigar Lake, Cameco also announced that it is withdrawing its outlook for 2020, and does not expect to resume providing outlook information until it has a sufficient basis to assess the future implications of the COVID-19 situation.

The Cigar Lake operation is owned by Cameco (50.025%), Orano Canada Inc. (37.1%), Idemitsu Canada Resources Ltd. (7.875%) and TEPCO Resources Inc. (5.0%) and is operated by Cameco.

Item 6 – Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7 – Omitted Information

Not applicable.

Item 8 – Executive Officer

Sean A. Quinn

Senior Vice-President, Chief Legal Officer and Corporate Secretary

Cameco Corporation

(306) 956-6220

Item 9 – Date of Report

April 14, 2020

Caution Regarding Forward-Looking Information and Statements

Certain information in Items 4 and 5 of this Material Change Report constitutes “forward-looking information” or “forward-looking statements” within the meaning of Canadian and U.S. securities laws. Please refer to Cameco’s April 13, 2020 news release under the heading “Caution Regarding Forward-Looking Information and Statements” for a description of the material assumptions which this forward-looking information is based on and the material risks that could cause actual results to differ materially from the forward-looking information. Cameco has provided this forward-looking information to help you understand management’s view regarding the operational changes, and it may not be appropriate for other purposes. Cameco does not undertake any obligation to update or revise forward-looking information, whether as a result of new information, future events or otherwise, except as legally required.

Qualified Person

The above scientific and technical information related to the Cigar Lake operation was approved by Lloyd Rowson, general manager, Cigar Lake operation, who is a qualified person for the purpose of National Instrument 43-101.